Exhibit 10.1

AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT OF ASSETS AND ASSUMPTION OF OBLIGATIONS

This Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (“Transfer and Assumption Agreement”) is made as of July 31, 2015 (the “Effective Date”), by Majesco Entertainment Company, a Delaware corporation (“Assignor”), and Zift Interactive LLC a Nevada limited liability company and wholly owned subsidiary of Assignor (“Assignee”).

WHEREAS, Assignor is engaged in the business of developing, publishing and distributing video game products through both retail distribution (the “Retail Business”) and mobile and online digital downloading (the “Download Business”); and

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, all of the assets of Assignor relating to the operation of the Retail Business which are set forth on Exhibit A attached hereto and in connection therewith, Assignee has agreed to assume certain of the liabilities of Assignor relating to the Retail Business which are set forth on Exhibit B attached hereto, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.                      Assignment.

1.1.           Assignment of Assets.  For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Retail Business (the “Assets”), including, but not limited to, the Assets listed on Exhibit A hereto. Notwithstanding anything to the contrary contained herein, the term Assets shall not include any assets related to the Download Business.

1.2           Further Assurances.  Assignor shall from time to time after the Effective Date, at the request of Assignee and without further consideration, execute and deliver to Assignee such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Transfer and Assumption Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets.

1.3           Working Capital and Distribution Rights. Assignor hereby grants to Assignee the exclusive worldwide right to distribute the retail video games for a term of one year under all of the Company’s publishing licenses set forth on Exhibit C attached hereto and the Assignee shall pay to the Assignor a fee equal to five (5%) percent of the net revenue of such retail sales by the Assignee on a quarterly basis.  The assets transferred to the Assignee shall include cash in an amount of $800,000 of which $400,000 shall be transferred by Assignor to Assignee on the date hereof and the remaining $400,000 shall be funded by the Assignor to Assignee in 12 equal consecutive monthly installments of $33,333.33 each month on the first day of each month commencing August 1, 2015. To the extent that any claim, cause of action, indebtedness, costs, obligations, losses or liabilities, of whatever kind, nature and character, are asserted by Assignee against Assignor in the future (an “Assignee Claim”), the monetary amount of all such claims by the Assignee shall be deemed offset and reduced by the amount of the cash provided to Assignee by Assignor under this Section 1.3.  In the event that an Assignee Claim is resolved without any liability being assessed against the Assignor and without any payment (monetary or otherwise) being made by the Assignor on account of the Assignee Claim, then any cash payments withheld by the Assignor as on offset against the Assignee Claim (less any costs and attorney’s fees incurred by Assignor in defense of the Assignee Claim) shall, upon such resolution, be paid to the Assignee.

Section 2.                      Assumption.

2.1           Assumed Liabilities.  On the Effective Date, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, only the liabilities, commitments, contracts, agreements, obligations or other claims against Assignor (the “Liabilities”) listed on Exhibit B.

2.2           Further Assurances.  Assignee shall from time to time after the Effective Date, at the request of Assignor and without further consideration, execute and deliver to Assignor such additional instruments of assumption in addition to this Transfer and Assumption Agreement as Assignor shall reasonably request to evidence more fully the assumption by Assignee of the Liabilities.

2.3           Indemnification. On the Effective Date and in consideration for the other covenants and agreements of Assignor which are provided for in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by the Assignee, the Assignee and all entities owned, controlled by, or under common control with the Assignee, and its officers, directors, shareholders, partners, employees, agents and representatives thereof, and the heirs, personal representatives, administrators, successors and assigns of each of the foregoing persons and entities (collectively, the “Assignee  Releasors”), knowingly, irrevocably and unconditionally release and forever discharge Assignor, and all entities owned, controlled by, or under common control with Assignor and its present and former officers, founders, directors, shareholders, partners, employees, agents, promoters, consultants and representatives and the heirs, personal representatives, administrators, successors and assigns of each of them (collectively, the “Assignor Releasees”), from any and all debts, claims, controversies, cross-claims, counterclaims, damages, causes of action, actions, indebtedness, costs, obligations, promises, losses and liabilities of whatever kind, nature and character, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, whether in law or in equity, whether asserted individually, derivatively or in any other capacity, which the Assignee Releasors now have, ever had, or hereafter can, shall or may have against the Assignor Releasees (or any of them), arising from the beginning of time to the Effective Date and any time thereafter, for, by reason of, in any way based upon, arising out of, related to, or in connection with any matter or thing, including, but not limited to, all matters related to or based upon the Retail Business; provided that nothing contained herein shall operate to release or discharge the Assignor from its representations, warranties, covenants or obligations under this Transfer and Assumption Agreement.  It is possible that claims not now known to Assignee Releasors will develop or be discovered, and this Transfer and Assumption Agreement is expressly intended to cover and include all such claims.

Section 3.                     Headings.  The descriptive headings contained in this Transfer and Assumption Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer and Assumption Agreement.

Section 4.                      Governing Law.  This Transfer and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that state, except that any conveyances of leaseholds and real property made herein shall be governed by the laws of the respective jurisdictions in which such property is located.

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[SIGNATURE PAGE TO TRANSFER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, this Transfer and Assumption Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

MAJESCO ENTERTAINMENT COMPANY

By: /s/ Mohit Bhansali
       Name: Mohit Bhansali
       Title:  Director

ZIFT INTERACTIVE LLC

By: /s/ Jesse Sutton
       Name:  Jesse Sutton
       Title:  Manager